Exhibit l

NORCAP FUNDS, INC.

SUBSCRIPTION AGREEMENT

To the Board of Directors of NorCap Funds, Inc.:

The undersigned purchaser (the “Purchaser”) hereby subscribes to the number of shares (the “Shares”) of common stock of NorCap Funds, Inc. (the “Company”) as follows:

Class	Series	Number of Shares	Aggregate Purchase Price
NorCap Growth Fund	Investor Shares	10,000	$100,000

It is understood that a certificate representing the Shares shall not be issued to the undersigned, but such ownership shall be recorded on the books and records of the Company’s transfer agent.  Notwithstanding the fact that a certificate representing ownership will not be issued, the Shares will be deemed fully paid and nonassessable, except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes.

The Purchaser agrees that the Shares are being purchased for investment with no present intention to resell or redeem the Shares.

Dated and effective as of the 1st day of July, 2003.

PURCHASER

By:

 /s/ Daniel T. Murphy

Daniel T. Murphy

ACCEPTANCE

The foregoing subscription is hereby accepted.

Dated and effective as of the 1st day of July, 2003.

NORCAP FUNDS, INC.

       /s/ Daniel T. Murphy

By:  Daniel T. Murphy, Chairman and President

         /s/ Brian A. Helmer

Attest:

By:  Brian A. Hellmer, Secretary